Exhibit 10.40

November 16, 2017
William Mitchell
9203 Dayflower Street
Prospect, KY 40059
Via Hand Delivery
Dear Bill:
Per your conversation with Nigel Travis, the following constitutes our mutual agreement (the "Agreement") regarding the terms and conditions of the separation of your employment with Dunkin' Brands, Inc. (the "Company"):
Separation Agreement and Release of All Claims
1. Separation from Employment. You acknowledge and agree that your employment with the Company will be terminated, effective March 16, 2018 (the "Separation Date") and that, effective as of the Separation Date, such termination has resulted in your "Separation from Service" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Effective November 16, 2017 through the Separation Date, you will no longer hold the position of President, International of the Company, or be considered an officer of the Company or its affiliates, however, the Company will continue to pay you your base salary, paid at your current base rate of pay, less appropriate taxes, withholdings and/or deductions, and all benefits as currently provided, subject to any changes applicable to all employees for 2018 and your benefit elections for that year.
Regardless of whether you sign this Agreement, at the time your employment terminates you will receive the following, less all appropriate taxes, withholdings and/or deductions: (a) Payment at your current base rate of salary for all work you performed for the Company during the last payroll period through the Separation Date; and (b) a lump sum payment for all hours of vacation time that you accrued but had not used as of the Separation Date.

2. Severance Payment. As severance, the Company shall provide you with twelve (12) months’ salary, paid at your current base rate of pay, less appropriate taxes, withholdings, and/or deductions. Payment shall be made on the Company’s usual payroll schedule, beginning with the first payroll date after the effective date of Exhibit A (which shall be at least eight days after Exhibit A is executed by you and you have not, in the interim revoked it) and in no event later than 60 days from the Separation Date.

3. Outplacement. The Company will pay for twelve (12) months of outplacement services for you following the Separation Date through a firm selected by the Company.
4. Short Term Incentive. The Company shall pay your short-term incentive payment for 2017 pursuant to the terms of the 2017 Dunkin’ Brands Short-Term Incentive Plan, as determined by performance goals, including your individual performance goals, less applicable taxes and withholdings, no later than March 15, 2018. You shall not be eligible for STI for 2018.
5. Equity. To view a schedule of your holdings, you can log on to https://www.schwab.com/publis/eac/home. Options must be exercised in accordance with the timetable set forth in the Company's post-

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termination exercise policy and applicable stock agreements. Pursuant to the terms of the applicable stock agreements, vesting on all stock and stock options shall cease as of the Separation Date, and any unvested shares of restricted stock and unvested stock options shall be forfeited. As set forth in the 2006 Executive Incentive Plan and 2011 Omnibus Long-Term Incentive Plan, you will have three (3) months from the Separation Date to exercise any vested shares subject to the option. During the Transition Period, as defined herein, you shall remain subject to the Company's employee insider trading policy and its addendum. You acknowledge the Company has provided you with a copy of the policy and its addendum.
6. Benefits. (a) You may be eligible to convert your Company-provided life insurance to an individual plan, at your own cost, in accordance with the terms and conditions of that plan.
(b) If you are a current participant, your salary deferral and the Company match to the 401(k) Savings Plan will cease coincident with the paycheck representing pay through the Separation Date. You will be provided with information under separate cover on your future participation and certain elections you may make with regard to the 401(k) plan.

(c) Your current participation and that of your eligible dependents in the Company's group health and dental plans will continue through last day of the month in which your employment terminates. Thereafter, you may be eligible to continue your participation and that of your eligible dependents in the Company's group health and dental plans under the federal law known as "COBRA." Such participation is at your own cost, subject to paragraph 6(d) below. You will be provided with additional information regarding COBRA under separate cover.

(d) If you are eligible and elect to continue your participation and that of your eligible dependents in the Company’s group health and dental plans under COBRA, for three (3) months from the last day of the month in which your employment terminates, the Company will continue to pay that share of the premium cost that it pays for active employees and their covered dependents generally. You will still be responsible for the applicable employee portion of the premium on a monthly basis, in the manner specified in the COBRA notice. At the end of such 3-month period, you will be required to pay on a monthly basis the entire COBRA premium for the remainder of the COBRA continuation coverage period, subject to the terms of this Agreement, if you are eligible for and elect to continue COBRA.
(e) Except as expressly stated herein, your participation in all Company employee benefit plans will end as of the Separation Date.
7. Release of Claims. (a) For and in consideration of the payments and benefits set forth herein, to which you acknowledge you are not otherwise entitled, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, you, on your own behalf and on behalf of your heirs, executors, administrators, beneficiaries, representatives and assigns, hereby release and forever discharge the Company, its parents, subsidiaries and affiliates, and all of their respective past and present officers, directors, shareholders, officers, employees, employee benefit plans, insurers, agents, representatives, successors and assigns (collectively hereafter the "Releasees"), both individually and in their official capacities, from any and all liability, claims, demands, actions and causes of action of any type which you have had in the past, now have, or might now have, from the beginning of the world up to the date that you execute this Agreement, in any way resulting from, arising out of or connected with your employment, its termination, or pursuant to any federal, state or local statute, common law, employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Pregnancy Discrimination Act, the Age Discrimination in

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Exhibit 10.40

Employment Act, the Older Workers Benefit Protection Act, the Worker's Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Massachusetts Wage Act, G.L. c. 149 Sec. 148, the Massachusetts Fair Employment Practices Act, G.L. c. 151B, all state fair employment practices acts, each as amended, and any and all claims for wrongful discharge, discrimination, harassment, retaliation, common law claims, actions in tort, defamation, breach of contract, and claims of interest in unvested stock options, for wages or for attorneys' fees) as well as any claims arising from any Offer Letter or Amendment thereto, any Company severance plan, policy or program including the former Amended and Restated Executive Separation Pay Plan.

(b) Notwithstanding the foregoing, this release of claims shall not apply to any claim to enforce the terms of this Agreement, any rights that are vested under the terms of an applicable retirement, benefit or equity award plan, or that may arise after your execution of this Agreement.
(c) Nothing in this Agreement is intended to, or shall be interpreted to, discourage or interfere with rights under the Older Workers Benefit Protection Act, to test the knowing and voluntary nature of this release of claims under the Age Discrimination in Employment Act, or to prevent the exercise of such rights.

(d) Nothing in this Agreement prevents you from participating in or cooperating with any governmental, administrative, or regulatory investigation or proceeding regarding the Company, including the Equal Employment Opportunity Commission and comparable state agencies, the National Labor Relations Board, the Occupational Safety and Health Administration or the Securities and Exchange Commission, but you acknowledge and agree that you shall not seek, accept or be entitled to any monetary relief with respect to any claim released pursuant to this Agreement.

(e) As a condition of the Company's obligations hereunder, you agree to execute a second Release of Claims, attached as Exhibit A to this Agreement, on the Separation Date, and return it to Rich Emmett, Chief Legal and Human Resources Officer, to release any claims that may have arisen between the date you execute this Agreement and the Separation Date (hereafter the "Transition Period").

8. Transfer of Claims. You represent and warrant that you have not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association, or entity whatsoever, any claim released pursuant to this Agreement. You further agree to indemnify and hold Company harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorney's fees), causes of action or judgments based on or arising out of any such assignment or transfer.

9. Confidentiality. Subject to paragraph 11(d) of this Agreement, you agree to keep the terms and conditions of this Agreement and the facts and circumstances leading up to it confidential and shall not disclose them to anyone except immediate family members, attorneys and financial advisers, and only if they agree to keep this information confidential and not disclose it to others, or pursuant to court order, subpoena or as otherwise required by law.

10. Non-Disparagement. Subject to paragraph 11(d) of this Agreement, you agree that you will not directly or indirectly disparage, in any way cause disparagement of, or encourage others to disparage, the Company, its affiliates, subsidiaries or any of its directors, officers or employees, its products, services, marketing or advertising programs, financial status or business. The Company agrees that all calls from

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Exhibit 10.40

prospective employers will be directed to CCCVerify, which shall provide only your starting and ending dates of employment and last position held.

11. Company Property/Reaffirmation of Restrictive Covenants. (a) You represent and warrant that as of the Separation Date, you shall return all Company assets, such as computer(s), PDA(s), telephone(s), vehicles, and credit cards, all documents, materials, records, files and information, in any media, related to the business of the Company, including all copies, and all keys or other property of the Company in your possession or control, and cease access to Company systems as of the Separation Date.

(b) You expressly acknowledge that you may not use, for the benefit of yourself or any other person or entity, any confidential information, proprietary information or trade secrets of the Company. You hereby acknowledge and expressly reaffirm your obligations as set forth in the Non-Compete/Non-Solicitation/Confidentiality Agreement dated August 16, 2010, which is attached hereto as Exhibit B and incorporated by reference herein.

(c) The confidentiality under this paragraph 11 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on your part or on the part of any other person having an obligation of confidentiality to the Company.
(d) Notwithstanding the foregoing, nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires you to provide prior notice to the Company of the same. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding.   Notwithstanding this immunity from liability, you may be held liable if you unlawfully accesses trade secrets by unauthorized means.
12.    Cooperation. You agree to cooperate reasonably with the Company in its defense of any investigation, litigation or administrative proceeding, including any charges or claims filed against it by current or former employees, regarding all matters occurring during your employment. The Company shall fully reimburse you for reasonable out of pocket expenses incident to such cooperation provided they are properly documented pursuant to the same Company policies applicable to other executives and officers.
13. Resignation/Transition Period. While you remain an employee until the Separation Date, this Agreement represents your resignation as an Officer of the Company, from any board or committee memberships and other positions which you hold with the Company, and all of its subsidiaries and affiliates, effective November 16, 2017. You agree to execute and return to the Company any documents it deems necessary to separately confirm your resignation from such positions. During the Transition Period, you will not be required to report to Brand Central, but shall make yourself reasonably available to the Company and its Chief Executive Officer, you will complete a special project identifying future opportunities for the Company’s international business, and spend the requisite time necessary to ensure a smooth transition.
14. Breach. Your breach of any of the terms set forth in this Agreement shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder. In

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Exhibit 10.40

addition to any other legal or equitable remedy available to the Company, it shall be entitled to recover any monies paid pursuant to you pursuant to this Agreement.
15. No Liability or Wrongdoing. The parties hereto agree and acknowledge that this Agreement is intended only to settle all matters between the parties and nothing contained in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as or deemed to be evidence of an admission of liability or wrongdoing by any of the Releasees, and any such liability or wrongdoing is hereby expressly denied by each of the Releasees.
16. Method of Payment. All payments contemplated hereunder will be made by the Company using such payment method as it may determine in its discretion, including without limitation direct deposit into your bank account, unless you specifically advise the Company in writing otherwise. Unless you advise the Company of any changes to your banking information, any payments made by direct deposit will be made into such bank account as is currently on file with the Company's payroll department.
17. Accord and Satisfaction. By executing this Agreement, you acknowledge and agree that you are not entitled to any further wages, compensation, stock, commissions, bonuses, severance, incentives or other monies or payments of any nature, or to any benefits from the Company except and unless as explicitly provided in this Agreement. You further acknowledge that no promises, inducements or other consideration not expressly stated in this Agreement have been made or otherwise exist with respect to the terms and conditions of this Agreement, and that this Agreement may only be modified in accordance with paragraph 22(a).
18. Re-employment. You agree that you will neither apply for nor accept employment with the Company, any of its parents, subsidiaries, affiliates, or any other entity controlled by, or under common control with, the Company (the "Company Entities"), the Company Entities are not obligated to reinstate or reemploy you in the future in any capacity, and you hereby discharge the Company Entities from any liability or obligation to reinstate or re-employ you in any capacity. You acknowledge that your forbearance from doing so is contractual and is in no way discriminatory, retaliatory or involuntary.
19. Payment of Applicable Taxes and 409A. (a) While this Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, an at all times should be interpreted so as to comply, the Company makes no representation or covenant to ensure that any payment or benefits provided under this Agreement are exempt from, or compliant with Section 409A. The Company shall have no liability to you if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. You agree and acknowledge that to the extent some or all of the payments made in consideration of this Agreement may be taxable to you, you shall be responsible for all applicable federal, state and local taxes on said payments, and any costs, interest or penalties incurred as a result of your failure to pay such taxes. In the event that it is determined that you have failed to make proper payment of such taxes and Company is held liable for your non-payment, or for any fines or penalties connected therewith, Company will be entitled to full and complete indemnification from you for those amounts (including taxes, fines and/or penalties) for which Company is held liable.
(b) It is intended that each installment of the severance payment pursuant to paragraph 2, and any payment or benefit hereunder, be treated as a separate "payment" for purposes of Section 409A of the Code. The Company shall not have the right to accelerate or defer delivery of such payments or benefits except to the extent permitted or required pursuant to Section 409A of the Code. All reimbursements and in-kind benefits provided to you under this Agreement are intended to be made or provided in

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Exhibit 10.40

accordance with the requirements of Section 409A of the Code to the extent they are subject to Section 409A.
20. Dispute Resolution. With respect to any claims or disputes arising under or in connection with this Agreement, you and the Company agree to attempt in good faith to resolve such claim or dispute informally through discussions with an authorized executive officer of the Company. If after completing the foregoing procedure the dispute is not resolved, the Company and you agree that the dispute or claim shall be resolved by final and binding arbitration before the American Arbitration Association ("AAA"). The arbitration shall be held in Boston, Massachusetts and shall be conducted in accordance with the AAA's National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration, except that in the process of selecting an arbitrator, the parties may strike names from the AAA's list of arbitrators for good cause, and with the additional condition that all steps reasonably necessary to ensure the confidentiality of the proceedings and the arbitrator's determination will be added to the basic rules and requirements. Notwithstanding the foregoing, any arbitration pursuant to this paragraph shall not impair either party's right to request injunctive or other equitable relief in connection with Exhibit B.
21. Acknowledgement, Acceptance and Revocation. (a) You acknowledge that you are signing this Agreement knowingly, voluntarily, with full understanding of its terms and effects and without duress, coercion, fraud or undue influence;
(b) You are advised, prior to signing this Agreement, to seek the advice of an attorney of your choosing and all other advice you may require regarding the purpose and effect of this Agreement, its Release of Claims and all matters contained herein, including without limitation those under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act;
(c) You have twenty-one (21) days from the date you receive this Agreement to consider its terms and the consequences of the Release of Claims contained herein and to accept the terms of this Agreement by signing below and returning it to Dunkin' Brands, Inc., c/o Chief Legal and Human Resources Officer, 130 Royall Street, Canton, MA 02021 (although you may choose to voluntarily execute this Agreement prior to the expiration of the twenty-one (21) day period);
(d) If you thereafter desire to revoke acceptance of this Agreement, you must do so by notice in writing to the Chief Legal and Human Resources Officer within seven (7) days following the execution of this Agreement; and
(e) This Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you, and you have not revoked it (the "Effective Date"). The parties agree that any changes to the offer in this Agreement, whether material or not, will not restart the running of the 21 day period.
22. Miscellaneous. (a) This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, heirs, executors, administrators, successors and assigns.

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(b) This Agreement, including Exhibits A through B , contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters. You represent that you have carefully read this Agreement, that you are not relying on any promise or representation, whether oral or written, that is not expressly contained herein, that you have been afforded the opportunity to be advised of its meaning and consequences by your own attorney, and have signed the same of your own free will.
(c) The provisions of this Agreement are severable, and if any provision of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable.
(d) This Agreement shall be interpreted and construed pursuant to the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.
(e) This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
(f) The section headings in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.
(g) The waiver by the Company of any action, right or condition in this Agreement, or of any breach of a provision of this Agreement, shall not constitute a waiver of any other provisions of this Agreement or any other occurrences of the same event.
If you fail to timely return this signed Agreement to the Company within 21 days, this severance offer shall expire and will no longer be available to you. If you should have any questions, please feel free to contact me.
Sincerely,
/s/ Richard J. Emmett

Richard J. Emmett
Chief Legal and Human Resources Officer
Dunkin' Brands, Inc.

ACCEPTED AND AGREED TO:                    DATE:

/s/ William Mitchell                         November 21, 2017     William Mitchell

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